Jeffrey H. Mackay
ATTORNEY AT LAW
4871 Narragansett Avenue
San Diego, California 92107
jeffesq@jurisnexus.com
Blackhawk Mountain Productions, Inc.
1835A S. Centre City Pkwy, Suite 415
Escondido, California 92025

Attn:	Mr. Richard Heinzel
President, Blackhawk Mountain Productions, Inc.
Re:	Opinion of Legality - Form SB-1 of Blackhawk Mountain Productions, Inc.
filed with the Securities and Exchange Commission on or about May 5, 2002

Dear Mr. Heinzel:

     We render this opinion to Blackhawk Mountain Productions, Inc., a California corporation ("the Company"), in connection with its registration of 5,700,000 shares of its common stock ("the Shares") for sale to the public through the Company's Prospectus included within its Registration Statement on Form SB-1 as filed with the Securities and Exchange Commission on or about May 5, 2002.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings, and other documents necessary to our opinion contained in this letter. We have also relied as to certain matters of fact upon representations made to us by officers and agents of the Company. Based upon and in reliance on the foregoing, it is our opinion that:

1.

The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of California, and has full corporate power and authority to own its properties and conduct its business as described in the Prospectus referred to above.

2.

When issued and distributed to the purchasers thereof, the Shares will be duly and validly issued and will be fully paid and non-assessable.

3.

The shareholders of the Company have no pre-emptive rights to acquire additional shares of the Company's Common Stock or other securities in respect of the Shares.

We have assumed, but not independently verified, the genuineness of all the signatures on all documents, letters, opinions and certificates, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or Photostat copies and the authenticity of the originals of such copies.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement. We have not acted as legal counsel to the Company in any previous capacity whatsoever. We offer no opinions whatsoever concerning the accuracy or completeness of the prospectus.

Very truly yours,
/s/ Jeffrey H. Mackay
Jeffrey H. Mackay, Esq.
Attorney at Law